EXHIBIT 99.2

[ENZO LOGO]                                            NEWS
                                                       RELEASE
                                                       ---------------
                                                       ENZO BIOCHEM, INC.
                                                       527 MADISON AVENUE
                                                       NEW YORK, NY 10022

FOR IMMEDIATE RELEASE

                         ENZO BIOCHEM SHAREHOLDERS ELECT
                        THREE DIRECTORS AT ANNUAL MEETING

         FARMINGDALE, NY, January 19, 2006 - Enzo Biochem, Inc. (NYSE:ENZ) announced the election of three directors at the Company's annual meeting today, as well as approval of the Company's 2005 Equity Compensation Incentive Plan.

         The three Class III directors, each elected to three year terms, include Elazar Rabbani, Ph.D., Chairman, Chief Executive Officer and founder of Enzo; John B. Sias, former President and Chief Executive Officer of Chronicle Publishing Company; and Marcus A. Conant, MD, Clinical Professor at the University of California San Francisco. Mr. Sias and Dr. Conant have served on the Enzo Board since 1982 and 2004, respectively.

         Shareholders approved the amendment and restatement of the 2005 Equity Compensation Incentive Plan which permits, among other things, restricted stock unit awards and adds specific performance criteria that may be used to establish performance objectives for awards. The plan also eliminates automatic annual option grants to non-employee directors.

         The appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2006, was also ratified at the meeting.

ABOUT ENZO

         Enzo Biochem is engaged in the research, development and manufacture of innovative health care products based on molecular biology and genetic engineering techniques, and in providing diagnostic services to the medical community. The Company's proprietary labeling and detection products for gene sequencing and genetic analysis are sold to the life sciences market throughout the world. The Company's therapeutic division is in various stages of clinical evaluation of its proprietary gene medicine for HIV-1 infection and its proprietary immune regulation medicines for hepatitis B and hepatitis C infection and for Crohn's Disease. Pre-clinical research is being conducted on several candidate compounds aimed at producing new mineral and organic bone, including technology that could provide therapy for osteoporosis and fractures, among other applications. The Company also holds a patent covering a method and materials for correcting point mutations or small insertions or deletions of genetic material that would allow for editing and correcting certain abnormalities in genes. The Company owns or licenses over 200 patents worldwide. For more information visit our website www.enzo.com.

EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS NEWS RELEASE MAY BE CONSIDERED "FORWARD-LOOKING" STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH STATEMENTS INCLUDE DECLARATIONS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY AND ITS MANAGEMENT. INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD MATERIALLY AFFECT ACTUAL RESULTS. THE COMPANY DISCLAIMS ANY OBLIGATIONS TO UPDATE ANY FORWARD-LOOKING STATEMENT AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE DATE OF THIS PRESS RELEASE.

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CONTACT:
  For: Enzo Biochem, Inc.
  Steve Anreder, 212-532-3232    Or    Ed Lewis, CEOcast, Inc., 212-732-4300